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Exhibit 10.1

AGREEMENT TO LICENSE AND PURCHASE

dated March 2, 2005

by and among

ANDRX LABS, LLC,

the other

SELLER ENTITIES signatory hereto

and

FIRST HORIZON PHARMACEUTICAL CORPORATION

AGREEMENT TO LICENSE AND PURCHASE

        THIS AGREEMENT, dated March 2, 2005, is entered into by and between Andrx Labs, LLC, a Delaware limited liability company, Andrx Laboratories, Inc., a Mississippi corporation, Andrx Laboratories (NJ), Inc., a Delaware corporation, and Andrx EU Ltd., a United Kingdom company (each, a "Seller" and collectively, the "Seller Entities"), and First Horizon Pharmaceutical Corporation, a Delaware corporation ("Buyer").

        WHEREAS, the Seller Entities own assets used in the business relating to the following product lines (as more fully described herein, collectively, the "Seller Product Lines" or "Products"):

  (a)
  the Altoprev brand products; and

  (b)
  the Fortamet brand products.

        WHEREAS, subject to the terms and conditions set forth herein, Seller desires to cause the sale, assignment and transfer to Buyer, and Buyer desires to purchase, assume and take assignment of certain assets, properties, rights and liabilities related to the Seller Product Lines.

        WHEREAS, the Seller will retain and license to Buyer certain patent and other intellectual property rights relating to the Products pursuant to the License Agreement (as defined below), with the exception of the Altoprev and Fortamet trademarks which will be sold to Buyer.

        WHEREAS, the Seller will retain all rights and assets relating to the manufacture of the Products, and Buyer will engage Seller to manufacture the Products for Buyer pursuant to the Supply Agreement (as defined below).

        NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

        1.1.    Definitions.    The following terms have the following meanings when used herein:

        "Accounts Receivable" shall mean accounts receivable of Seller arising from the sale of the Products prior to the Closing Date which have not been collected as of the Closing Date.

        "Affiliate" means with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person.

        "Agreement" means this Agreement to License and Purchase, including all Schedules hereto, as it may be amended from time to time in accordance with its terms.

        "Altoprev Amount" has the meaning set forth in Section 3.1.2.

        "Altoprev Generic Product" means a generic Product that is bioequivalent to the Altoprev Product and legally authorized for sale.

        "Altoprev Products" means the Altoprev brand Products.

        "Alzheimer's Field of Use" means the administration of lovastatin sodium for the treatment or prevention of Alzheimer's disease or related APP processing disorders.

        "ANDA" means abbreviated new drug application.

        "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement and Bill of Sale in the form of Exhibit A.

        "Assumed Contracts" has the meaning set forth in Section 2.3.1.

        "Business Day" means a day other than a Saturday or a Sunday or other day on which commercial banks in New York are authorized or required by law to close.

        "Buyer" has the meaning set forth in the recitals.

        "Buyer Product Liability Claims" shall mean any Product Liability Claims that do not constitute Seller Product Liability Claims.

        "Change in Control" shall mean the occurrence of any of the following events:

          (i)    The acquisition by any individual, entity, or group of beneficial ownership (which for purposes of clauses (i) and (ii) below shall have the meaning ascribed to such term in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities with respect to the election of directors of the Company; or

          (ii)   The consummation of a reorganization, merger, or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"); excluding, however, a Corporate Transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners of the outstanding shares of Common Stock immediately prior to the Corporate Transaction will beneficially own, directly or indirectly, more than fifty percent (50%) of the outstanding securities entitled to vote for the election of directors of such entity.

        For purposes of this definition of Change of Control, "Company" shall mean any or all of the Seller Entities, Andrx Corporation and any other entity which directly or indirectly controls the Seller Entities.

        "Closing" refers to the closing of the transactions described in this Agreement.

        "Closing Date" has the meaning set forth in Section 4.1.

        "Closing Payment" has the meaning set forth in Section 3.1.3.

        "Confidentiality Agreement" means that certain Confidentiality Agreement by and between Andrx Corporation and First Horizon Pharmaceutical Corporation, dated as of January 6, 2005.

        "Conforming Products" has the meaning set forth in the Supply Agreement.

        "Contracts" shall mean all contractual rights and obligations and leasehold interests under any agreement, arrangement or instrument, including open purchase and sales orders, marketing contracts, advertising contracts and promotional programs.

        "Disclosure Schedule" means collectively the Schedules referred to in Article 5.

        "FDA" means the United States Food and Drug Administration or any successor governmental agency performing similar functions.

        "Federal" refers to the United States federal government.

        "Force Majeure Event" shall have the meaning set forth in the Supply Agreement.

        "Fortamet Amount" has the meaning set forth in Section 3.1.1.

        "Fortamet Generic Product" means a generic product that is bioequivalent to the Fortamet Product and legally authorized for sale.

        "Fortamet Products" means the Fortamet brand products.

        "GAAP" means United States generally accepted accounting principles as consistently applied in accordance with past practice by Seller or Buyer, as the context indicates.

        "Governmental or Regulatory Authority" shall mean: (a) any domestic or foreign national, federal, provincial, state, municipal or other governmental body, (b) any international or multi-lateral body,

(c) any subdivision, ministry, department, secretariat, bureau, agency, commission, board, instrumentality or authority of any of the foregoing governments or bodies, including, without limitation, the FDA, (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for any of the foregoing governments or bodies, or (e) any domestic, foreign, international, multi-lateral, or multi-national judicial, quasi-judicial, arbitration or administrative court, grand jury, tribunal, commission, board or panel.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Holdback Amount" has the meaning set forth in Section 3.2.1.

        "Independent Accounting Firm" means an independent internationally recognized accounting firm with no material relationship to either of the parties, chosen by agreement of the parties, which agreement shall not be unreasonably withheld.

        "Intellectual Property" means all of the following in any jurisdiction throughout the world: (a) all patents and patent applications, together with all divisions, reissuances, continuations and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, and Internet domain names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes, standard operating procedures and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), and (e) all advertising and promotional materials.

        "Inventory" and "Inventories" means Product inventories of finished goods (i.e., packaged for retail sale) and samples.

        "Knowledge" means, as related to any Seller, the actual knowledge, after reasonable inquiry into the areas of their respective functions, of Tom Rice, Angelo Malahias, Steve Glover, Anne Kelly and Jennifer Spokes.

        "Law" or "Laws" shall mean: (a) all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations, and municipal by-laws, whether domestic, foreign or international, (b) all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental or Regulatory Authority, and (c) all policies, practices and guidelines of any Governmental or Regulatory Authority.

        "License Agreement" means the License Agreement in the form of Exhibit B.

        "Licensed Intellectual Property" means the NDAs pertaining to the Products, the patent rights (registered and unregistered), know-how, trade secrets and other Technical Information relating to the Products more particularly set forth in, and licensed pursuant to, the License Agreement.

        "Licenses and Permits" shall mean all permits, licenses, approvals, registrations, authorizations and indicia of authority and pending applications for any thereof issued by any Governmental or Regulatory Authority, including NDAs, SNDAs and other FDA and other governmental approvals relating to the Products.

        "Loss" or "Losses" has the meaning set forth in Section 10.1.1.

        "Manufacturing Requirements" has the meaning set forth in the Supply Agreement.

        "Marketing Media Materials" shall mean all promotional and advertising materials, including files, books, records and other written information as well as all videos, recordings, proofs and other masters held by advertising agencies and others, together with copyrights related to the foregoing.

        "Material Adverse Effect" means a material adverse effect on the assets, operations or financial condition of the business of Seller related to the Products or on the Products; provided, that, for purposes of this Agreement, a Material Adverse Effect shall not include effects resulting from events, changes or circumstances relating to (a) the industry or markets in which the Products operate that are not unique to the Products, (b) the announcement or disclosure of the transactions contemplated herein, (c) matters, facts or circumstances reflected on any Schedule to this Agreement, or (d) any inability or failure of the Seller to manufacture Altoprev.

        "NDA" means a New Drug Application and related filings.

        "Net Sales" means the net sales of the Products by Buyer, determined in accordance with GAAP consistently applied by Buyer in the performance of its Securities and Exchange Act of 1934 reporting obligations (e.g. 10-Q and 10-K filings), for the period in question, provided, that Net Sales shall be calculated without giving effect to any deductions that are not reasonable and customary in nature and amount. Net Sales outside of the United States shall be determined on the basis of the United States dollar equivalent of the foreign currency in which such sales are invoiced as such currency conversions are effected by Buyer in the ordinary course of business consistent with GAAP.

        "Other Agreements" means, collectively, the Assignment and Assumption Agreement, the License Agreement, the Trademark Rights Assignment Agreement, the Transition Services Agreement, Quality Assurance Agreement and the Supply Agreement.

        "Person" means any individual, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization or government or any agency or political subdivision thereof.

        "Prime Rate" means the prime commercial rate of interest as published in The Wall Street Journal (U.S. Edition). Any change in the prime rate shall take effect at the opening of business on the day published in The Wall Street Journal (U.S. Edition).

        "Proceedings" shall mean claims, suits, actions, investigations or proceedings.

        "Product Liability Claims" means any third party Proceedings involving any actual or alleged death or bodily injury arising out of or resulting from the use of the Products.

        "Purchase Price" has the meaning set forth in Section 3.1.

        "Purchased Assets" has the meaning set forth in Section 2.1.

        "Quality Assurance Agreement" means the Quality Assurance Agreement in the form of Exhibit C.

        "Regulatory Information" means (i) all information relating to or contained in the Licenses and Permits relating to the Products and all dossiers and correspondence relating to the foregoing, (ii) testing and clinical data relating to the Products which is included in the Purchased Assets or subsequently developed by Buyer or its Affiliates or successors, and (iii) all other data and information relating to the Products which is included in the Purchased Assets or subsequently developed by Buyer or its Affiliates.

        "Royalties" has the meaning set forth in Section 3.4.

        "Royalty Report" means a report prepared by Buyer with regard to Net Sales setting forth, by country, by dosage strength, in accordance with GAAP, (a) aggregate U.S. Dollar amounts and units invoiced, (b) sales discounts and other allowances, (c) trade commissions, discounts, refunds and rebates (d) product returns, (e) the total amount of the relevant Net Sales and (f) the royalty due. It is further agreed that, with regard to the Royalty Reports provided by Buyer for Net Sales in the United States, the reductions set forth in the above item (c) shall be itemized to indicate (i) Medicaid rebate expenses and (ii) managed care rebate expenses. Each Royalty Report shall include the information required above for the relevant month and calendar year to date, as applicable, and other information reasonably requested by Seller.

        "Sandoz Agreement" means the Termination Agreement dated October 24, 2001 and Amendment No. 1 thereto dated January 17, 2005 in each case by and among Andrx Laboratories (NJ), Inc., a Delaware corporation as the owner of all assets and liabilities of the company formerly known as Andrx Labs, Inc., Andrx Pharmaceuticals Inc., a Florida corporation, and Anda, Inc., a Florida corporation, each of which is a subsidiary of Andrx Corporation, and Sandoz Inc. (f.k.a. Geneva Pharmaceuticals, Inc.), a Colorado corporation.

        "Seller" means each of and any of the Seller Entities. As used herein, any reference to Seller shall mean each Seller individually and all of the Seller Entities collectively. Any representation, warranty, covenant, agreement or other obligation of Seller referred to herein shall mean the joint and several representation, warranty, covenant, agreement of each of the Seller Entities individually and all of the Seller Entities collectively.

        "Seller Entities" has the meaning set forth in the recitals.

        "Seller Product Liability Claims" means any Product Liability Claims (i) relating to Products sold by Seller or its Affiliates (or other activities of Seller or its Affiliates) prior to the Closing Date, or (ii) caused by Seller's failure to supply Product that is in compliance with the Manufacturing Requirements.

        "SNDA" means Supplemental New Drug Applications.

        "Supply Agreement" means the Manufacturing and Supply Agreement in the form of Exhibit D for each of the Products.

        "Tax" or "Taxes" shall mean all taxes, charges, fees, duties, levies or other assessments, including (without limitation) income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, occupational, interest equalization, severance and employees' income withholding, estimated unemployment and Social Security, which are imposed by the United States, or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax related thereto.

        "Takeda Arrangement" means that certain agreement between Takeda Chemical industries Ltd. and Seller, as in effect on the date of this Agreement.

        "Tax Return" or "Tax Returns" means all returns, declarations, reports, statements, and other documents required to be filed in respect of Taxes.

        "Technical Information" shall mean all information in the nature of know-how, trade secrets, inventions, processes, designs, devices, and related information and documentation.

        "Trademark Rights" means, collectively, trademarks and trade names, all goodwill associated therewith, and all applications, registrations, service marks, brands and renewals in connection therewith.

        "Trademark Rights Assignment Agreement" means the Trademark Rights Assignment Agreement in the form of Exhibit E.

        "Transition Services Agreement" means the Transition Services Agreement in the form of Exhibit F.

ARTICLE 2.

PURCHASE AND SALE

        2.1.    Agreement to Purchase and Sell Purchased Assets.    Subject to the terms and conditions contained herein, at the Closing Seller shall sell, transfer, assign and deliver and cause to be sold, transferred, assigned and delivered to Buyer, and Buyer shall purchase and accept from Seller, all right, title, and interest of the Seller Entities in the following assets, properties and rights (collectively, the "Purchased Assets"):

          (a)   The Trademark Rights described on Schedule 2.1(a);

          (b)   The Marketing Media Materials relating exclusively to and used exclusively in the Seller Product Lines;

          (c)   All orders for finished good Products to the extent relating exclusively to the Products and incurred in the ordinary course of Seller's business ("Open Orders"); and

          (d)   Inventories of the Products specified on Schedule 2.1(d).

        2.2.    Excluded Assets.    Notwithstanding anything herein to the contrary, the Purchased Assets shall not include any of the assets, properties, rights and interests of any kind, wherever located, whether tangible or intangible, real or personal of Seller that are not exclusively related to and exclusively used in the Seller Product Lines including, without limitation, the following:

          (a)   Accounts Receivable;

          (b)   Raw materials and work in process relating to the Seller Product Lines;

          (c)   The assets, properties, rights and interests set forth on Schedule 2.2(c); and

          (d)   The Licensed Intellectual Property.

        2.3.    Liabilities and Obligations.

          2.3.1. Buyer shall assume any and all liabilities and obligations to the extent arising out of the marketing and sale of the Seller Product Lines on or after Closing, including, without limitation, the following (the "Assumed Liabilities"):

          (a)   All liabilities and obligations (financial or otherwise) under agreements and covenants listed on Schedule 2.3.1 (the "Assumed Contracts") to the extent accruing after Closing; and

          (b)   liabilities and obligations relating to the Inventories of the Products sold by Buyer after the Closing and not arising out of the failure to comply with the applicable Manufacturing Requirements, including for returns, rebates and similar items, or out of the storage, packaging or distribution thereof.

          2.3.2. The Buyer shall be solely responsible for any and all liabilities and obligations relating to, arising from or caused by any Buyer Product Liability Claims.

          2.3.3. The Seller Entities shall retain any and all liabilities and obligations of the Seller Entities which are not Assumed Liabilities, including, without limitation, all liabilities related to the Seller Product Lines to the extent arising prior to Closing. Without limiting the generality of the foregoing, the following shall be retained by the Seller Entities (the "Excluded Liabilities"):

          (a)   Any liability for infringement, misappropriation or violation of the Intellectual Property rights of any Person to the extent such infringement, misappropriation or violation occurs prior to Closing (For the avoidance of doubt, Excluded Liabilities will not include liability for infringement, misappropriation or violation of Intellectual Property Rights of any Person that occurs after the Closing, even if such liability arises from a continuation of actions that occurred prior to Closing);

          (b)   Any liability of any Seller Entity to employees or former employees of any Seller;

          (c)   Any liability arising out of the Sandoz Agreement, whether or not terminated, the Takeda Arrangement, or the agreement to be entered into by Seller relating to the Alzheimer's Field of Use;

          (d)   Any liabilities or obligations (financial or otherwise) under the Assumed Contracts to the extent accruing prior to closing;

          (e)   Any Seller Product Liability Claims; and

          (f)    Any liability of any Seller Entity for returns, chargebacks, rebates, allowances or credits (including rebates to social welfare systems and amounts paid to third parties on account of rebate payments) to the extent relating to Products sold by the Seller prior to the Closing.

        2.4.    Post-Closing Accounts Receivable.    Notwithstanding Sections 2.2 and 2.3, if and to the extent that there are any Open Orders at the Closing, the parties agree that Buyer shall be entitled to any and all accounts receivable with respect thereto. Seller shall, from and after the Closing, instruct any purchasers of Open Orders that any and all payment with respect thereto shall be remitted to Buyer. Should any such amount, however, be received by Seller, Seller shall promptly remit such amount to Buyer.

        2.5.    Records Retention.    From and after the Closing, Buyer shall be entitled to obtain and retain indefinitely copies of all books, documents, data and records related to regulatory information and documentation of the Products, the Licenses and Permits, all dossiers and correspondence, testing and clinical data and other data and information related to the Products.

        2.6.    Other Agreements.    Subject to the terms and conditions contained herein, at the Closing, Buyer and Seller shall enter into the License Agreement for the license of the Licensed Intellectual Property, the Supply Agreement, for the manufacture of the Products on an ongoing basis, and each of the Other Agreements.

ARTICLE 3.

PURCHASE PRICE

        3.1.    Purchase Price.    The total purchase price for the sale of the Purchased Assets and the license of the Licensed Intellectual Property shall be an amount equal to the Altoprev Amount, plus the Fortamet Amount (the "Purchase Price").

          3.1.1. The "Fortamet Amount" shall be equal to $50,000,000 and shall be paid in full at the Closing.

          3.1.2. The "Altoprev Amount" shall be equal to $35,000,000, subject to the adjustment and the payment terms provided in Section 3.2 below.

          3.1.3. The "Closing Payment" shall be an amount equal to the sum of (x) the Fortamet Amount, plus (y) the Altoprev Amount, less (z) the Outstanding Holdback Amount (as defined below) at the time of Closing.

        3.2.    Altoprev Holdback.    The Altoprev Amount shall be adjusted and paid to Seller as follows:

          3.2.1. Holdback Amounts.  Subject to the payment obligations in Section 3.2.2 below and the offsets and refunds in Section 3.2.3 below, Buyer shall retain (the "Holdback Amount") the Altoprev Amount in the following amounts for the specified dosages of Altoprev: (i) with respect to the 60 milligram Altoprev dosage, [xxxx]*; (ii) with respect to the 40 milligram Altoprev dosage, [xxxx]*; and (iii) with respect to the 20 milligram Altoprev dosage, [xxxx]*. The "Outstanding

  Holdback Amount" shall be equal to the Holdback Amount less any payments made by Buyer to Seller pursuant to Section 3.2.2.

*
filed under application for confidential treatment

          3.2.2. Holdback Release.

          (a)   Upon satisfaction of the Initial Trigger (as defined below) for any Altoprev Product, Buyer shall promptly pay to Seller, in immediately available funds, two-thirds of the Holdback Amount for such Altoprev Product.

          (b)   Upon satisfaction of the Safety Stock Trigger (as defined below) for any Altoprev Product, Buyer shall promptly pay to Seller, in immediately available funds, one-third of the Holdback Amount for such Altoprev Product.

          (c)   The "Initial Trigger" is deemed to occur when Seller has shipped Products to Buyer in accordance with Schedule 3.2.2(c).

          (d)   The "Safety Stock Trigger" is deemed to occur when Seller has shipped products to Buyer in accordance with Schedule 3.2.2(d).

          (e)   Any amounts paid by Buyer to Seller for the initial 30-day supply (i.e. the second purchase order described on Schedule 3.2.2 (c)) of Altoprev Products pursuant to the Supply Agreement (the "Supply Payments") contemplated by subsection (c) above shall be credited against the first (and if necessary so as to fully credit the Supply Payments, any subsequent) payment made to Seller in connection with the Holdback Amount under this Section 3.2.2.

          (f)    Any Altoprev Products delivered to Buyer and which are to be included in the determination of the "Initial Trigger" or "Safety Stock Trigger" pursuant to this Section 3.2.2, in addition to being Conforming Product, shall: (i) if such Product is delivered on or prior to [xxxx]*, have an expiration date not earlier than [xxxx]* from the date such Product is shipped, and (ii) if such Product is shipped subsequent to [xxxx]*, have an expiration date not earlier than [xxxx]* from the date such Product is shipped.

*
filed under application for confidential treatment

          3.2.3. Offsets and Refunds.

          (a)   If at any time after [xxxx]*, an Altoprev Product is Out of Stock for a period of [xxxx]*, then the Holdback Amount for such Altoprev Product shall be reduced by [xxxx]*. Such reduction shall be applied first to any portion of the Holdback Amount for such Altoprev Product that has not been paid and any excess will be promptly refunded by Seller to Buyer from the portion of such Holdback Amount that Buyer has paid Seller. The [xxxx]* reduction or refund in this Section 3.2.3(a) shall be referred to herein as the "[xxxx]*".

*
filed under application for confidential treatment

          (b)   In addition to the payments and/or reductions made pursuant to Section 3.2.3(a) above, if at any time after [xxxx]*, an Altoprev Product is Out of Stock for [xxxx]*, then the Holdback Amount for such Altoprev Product (unadjusted for and in addition to any reduction pursuant to subsection (a) above) shall be reduced by [xxxx]*. Such reduction shall be applied first to any portion of the Holdback Amount for such Altoprev Product that has not been paid and any excess will be refunded by Seller to Buyer from the portion of such Holdback Amount that Buyer has paid Seller. The [xxxx]* reduction or refund in this Section 3.2.3(b) shall be referred to herein as the "[xxxx]*".

*
filed under application for confidential treatment

          (c)   In addition to the payments and/or reductions made pursuant to Sections 3.2.3(a) and (b) above, if at any time after [xxxx]*, any Altoprev Product is Out of Stock for [xxxx]*, then the Holdback Amount for such Altoprev Product (unadjusted for and in addition to any reduction pursuant to subsections (a) and (b) above) shall be reduced by [xxxx]* Such reduction shall be applied first to any portion of the Holdback Amount for such Altoprev Product that has not been paid and any excess will be refunded by Seller to Buyer from the portion of such Holdback Amount that Buyer has paid Seller. The [xxxx]* reduction or refund in this Section 3.2.3(c) shall be referred to herein as the "[xxxx]*".

*
filed under application for confidential treatment

          (d)   In no event shall Seller be obligated to pay to Buyer under this Section 3.2.3 more than the Holdback Amount actually received by Seller (taking into account the reduction for the Supply Amounts) and, with respect to each Altoprev Product, more than such Altoprev Product's allocated portion of the Holdback Amount.

          (e)   Notwithstanding anything to the contrary herein, each of the [xxxx]* in Sections 3.2.3(a), (b) and (c), respectively, shall be reduced pro rata on a daily basis over the [xxxx]* period beginning on [xxxx]*.

*
filed under application for confidential treatment

          (f)    For the purposes of this Section 3.2.3, "Out of Stock" means with respect to a particular Altoprev Product that the top three wholesalers (currently AmeriSourceBergen, Cardinal Health and McKesson) on average have less than two weeks of such Altoprev Product in remaining inventory (based on the average demand for the prior four weeks according to Buyer's EDI feed data), provided, that such Altoprev Product will not be deemed to be Out of Stock when such shortfall is the result of (i) sales by the three (3) major wholesalers measured over the previous [xxxx]* (the "Base Period") in excess of [xxxx]* of sales by such wholesalers for [xxxx]* immediately preceding the Base Period according to Buyer's EDI feed data from the wholesalers, (ii) the failure of Buyer to order sufficient Altoprev Products, or (iii) the failure of Buyer to deliver Altoprev Products received from Seller to its wholesalers. Buyer shall provide Seller weekly reports setting forth the calculation pursuant this paragraph (f) and the corresponding data (in written form) received from the wholesalers as described above.

*
filed under application for confidential treatment

          (g)   This Section 3.2 contains Buyer's sole and exclusive remedy to the extent relating to any failure to manufacture or supply Altroprev Products during the [xxxx]* following Closing. Buyer understands and acknowledges that the Seller Entities have made no representations or warranty as to their ability to manufacture Altroprev Products.

*
filed under application for confidential treatment

        3.3.    Consistent Treatment.    The parties will (a) allocate the Purchase Price among the Purchased Assets and the other property licensed pursuant to the License Agreement in accordance with an allocation reasonably agreed to by Buyer and the Seller Entities, (b) treat and report the transactions contemplated by this Agreement in all respects consistently for purposes of any Tax or Tax Return, and (c) not take any action inconsistent with such obligation.

        3.4.    Royalty Payments.    Buyer shall also pay to Seller royalties (the "Royalties") on a quarterly basis on Net Sales of Fortamet and Altoprev determined as follows:

          3.4.1. Buyer shall pay to Andrx a monthly royalty of 8% of Net Sales of Fortamet in each country worldwide until the occurrence of the first commercial sale of a Fortamet Generic Product in such country upon which case the monthly royalty shall become $0.00.

          3.4.2. Buyer shall pay Andrx monthly royalty of 15% Net Sales of Altoprev in each country worldwide until the occurrence of the first commercial sale of an Altoprev Generic Product in such country upon which case the monthly royalty shall become $0.00.

          3.4.3. Within fifteen (15) days after the end of each month, Buyer shall deliver to Andrx a Royalty Report of Net Sales for such month and, within thirty (30) days after the end of each calendar quarter, shall make the payment of the applicable Royalties for such quarter.

          3.4.4. Buyer agrees to keep full and accurate records and supporting documentation regarding its Net Sales for five (5) years from the end of the month in which the sales were invoiced.

          3.4.5. No more than twice each calendar year during the term for which Royalty Payments are due and for two years thereafter, upon the written request of Seller, and with not less than ten (10) days written notice, Buyer shall permit, at Seller's expense, Seller and/or its accountant or other representative to have access during normal business hours to such records of Buyer as may be reasonably necessary to verify the accuracy of the Royalty payments to Seller. If Seller disagrees with any calculation of the Royalty set forth in any Royalty Report, then the parties will meet and reasonably negotiate with respect to such disagreement. If the parties are unable to resolve such disagreement, either party may engage an Independent Accounting Firm to finally determine the amount the Royalty in dispute. The Independent Accounting Firm shall be directed to provide the parties with a written report stating whether and to what extent and underpayment was made and a summary of their calculations within forty-five (45) days of their engagement.

          3.4.6. If the Independent Accounting Firm concludes that an underpayment was made, then the Buyer shall pay the amount due, plus interest thereon at the Prime Rate, within ten (10) days of the day the Independent Account Firm's written report is delivered to the parties. The Independent Accounting Firm's determination shall be final and binding upon the parties. Buyer shall pay the fees and expenses charged by the Independent Accounting Firm if the Independent Accounting Firm determines that Buyer has underpaid Seller by more than 5% of amounts owed; otherwise, Seller shall pay the fees and expenses charged by the Independent Accounting Firm.

        3.5.    Manner of Payments.    All sums due under this Agreement shall be payable in United States dollars by bank wire transfer of immediately available finds to such bank account(s) as Seller shall designate. If Buyer shall fail to make a timely payment pursuant to this Agreement, interest shall accrue on the past due amount at an annual rate equal to the Prime Rate, effective from the date such payment is due for the first thirty (30) days during which such payment is delinquent, and then at an annual rate equal to the Prime Rate +2% thereafter until paid in full, calculated through and including the date of payment on the basis of 360-day years.

ARTICLE 4.

CLOSING

        4.1.    Closing Date.    The Closing hereunder shall take place at the office of Seller, at 12:00 noon local time upon the later of: (i) March 31, 2005 or (ii) three days after approval under the HSR Act or termination of any applicable waiting period thereunder (as the case may be), or at such other place, time and date as Seller and Buyer may agree (any such date, the "Closing Date").

        4.2.    Transactions at Closing.    At the Closing, subject to the terms and conditions hereof:

          4.2.1. Transfer of Assets.  Seller shall: (i) transfer and convey or cause to be transferred and conveyed to Buyer all of the Purchased Assets, (ii) license to Buyer all of the Licensed Intellectual Property, (iii) deliver to Buyer the Other Agreements to which it is a party, and (iv) deliver to Buyer the certificates required by Sections 8.2.1 and 8.2.2.

          4.2.2. Payment of Purchase Price and Assumption of Assumed Liabilities.  In consideration for the transfer of the Purchased Assets, and the license of the Licensed Intellectual Property, Buyer shall (i) pay to Seller the Closing Payment by electronic bank transfer in immediately available funds directly to the accounts specified by Seller, (ii) deliver to Seller the Other Agreements to which it is a party, and (iii) assume the Assumed Liabilities. In addition, Buyer shall deliver the certificates required by Sections 8.1.1 and 8.1.2.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF THE SELLER ENTITIES

        Each Seller Entity, jointly and severally, represents and warrants to Buyer on the date hereof and on and as of the Closing Date, in each case as though the Closing Date were substituted for the date of this Agreement, that, except as set forth on the Disclosure Schedule:

        5.1.    Organization.    Each Seller Entity is an entity duly organized and validly existing in good standing under the laws of its jurisdiction of organization, duly qualified to transact business as a foreign entity in such jurisdictions where the nature of the Seller Product Lines makes such qualification necessary, except as to jurisdictions where the failure to qualify would not reasonably be expected to have a Material Adverse Effect and with all requisite corporate power and authority to own, lease and operate the business relating to the Seller Product Lines as now being conducted.

        5.2.    Due Authorization.    Each Seller Entity has full corporate, limited liability company or other entity power (as the case may be) and authority to execute, deliver and perform this Agreement and the Other Agreements to which it is a party, and the execution and delivery of this Agreement and the Other Agreements to which it is a party and the performance of all obligations hereunder and thereunder has been duly authorized by the applicable Seller Entity. The signing, delivery and performance of this Agreement and the Other Agreements to which it is a party by each Seller Entity is not prohibited or limited by, and will not result in the breach of or a default under, any provision of the charter, bylaws or other organizational documents of the applicable Seller Entity, or of any material agreement or instrument binding on the applicable Seller Entity (subject to obtaining consents to assign any Assumed Contract), or of any applicable order, writ, injunction or decree of any court or governmental instrumentality. This Agreement has been, and on the Closing Date the Other Agreements to which it is a party will have been, duly executed and delivered by each Seller Entity and constitutes, or, in the case of the Other Agreements to which it is a party will constitute, the legal, valid and binding obligation of each Seller Entity, enforceable against each Seller Entity in accordance with their respective terms except as enforceability may be limited or affected by the principles and laws of equity or applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors' rights generally.

        5.3.    Title and Inventory.

          5.3.1. Subject to obtaining any consents listed on Schedule 5.8: (i) upon delivery to Buyer of the Assignment and Assumption Agreement, Buyer will receive legal and beneficial title of each Seller Entity to all of the Purchased Assets, free and clear of all liens and encumbrances, and (ii) upon delivery to Buyer of the License Agreement, Buyer will receive a valid and enforceable license (except as enforceability may be limited or affected by the principles and laws of equity or applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors' rights generally) to the Licensed Intellectual Property, pursuant to the terms of the License Agreement, free and clear of all liens, encumbrances, sublicenses, licenses and rights granted to third parties (other than as provided in the Takeda Arrangement or with respect to the Alzheimer's Field of Use).

          5.3.2. All items included in the Inventories consist of finished goods manufactured, packaged and stored in accordance with all Manufacturing Requirements. All items included in the Inventories are Conforming Products. The Inventory expiration date for each of the Inventory lots included in the Purchased Assets is, together with a true and accurate schedule of such Inventory, set forth on Schedule 2.1(d).

        5.4.    Certain Financial Information; Customers.

          5.4.1. Seller has provided to Buyer, prior to the date hereof, certain historical financial information (and excluding any projections) about the Seller and the financial history of the Seller as it relates to the Products as set forth on Schedule 5.4.1 (the "Financial Information"). The Financial Information is complete in all material respects and fairly and accurately reflects the financial results of the Products. The Financial Information was prepared based on the books and records of the Seller Entities, consistent with their prior practices and is included in the consolidated financials results of Andrx Corporation.

          5.4.2. Schedule 5.4.2 lists the trade level customers (i.e., mass merchandisers, wholesalers and warehousing chains) of the Seller Product Lines accounting for at least 90% of the revenues attributable to the Products for the two most recent fiscal years ("Customers") and sets forth opposite the name of each such Customer the gross sales revenues attributable to such Customer. The schedule also lists any additional current customers that Seller anticipates will account for material Product revenues in the current fiscal year and is included in the consolidated financial results of Andrx Corporation.

        5.5.    Certain Contracts.    The Seller Entities have previously made available to Buyer true and correct copies of all Assumed Contracts together with all amendments, waivers or changes in respect thereof. Each Assumed Contract is legal, valid, binding upon and enforceable against the Seller party thereto and, to Seller's Knowledge, the other party (subject to bankruptcy laws and general principles of equity), is in full force and effect and is not in default. Seller has provided Buyer with a true and correct copy of each of the Takeda Arrangement and the Sandoz Agreement, in each case as amended through the date hereof, and such agreements remain in effect expressly on the terms and conditions set forth therein.

        5.6.    Trademark Rights.    The Trademark Rights are owned free and clear of all liens or encumbrances. Except as set forth on Schedule 5.6, the Trademark Rights have not been and are not the subject of any pending adverse claim, or any threatened litigation or claim of infringement.

        5.7.    Litigation and Legal Proceedings.    Schedule 5.7 sets forth a list of all litigation, proceedings, actions, suits, proceedings, hearings, investigations, charges, complaints, claims, or demands pending or, to each Seller's Knowledge, threatened by or against the Seller Entities, in each case relating to the Seller Product Lines.

        5.8.    Consents.    Except for filings required by the HSR Act, no notice to, filing with, authorization of, exemption by, or consent of, any Person or public or governmental authority is required for any Seller Entity to consummate the transactions contemplated hereby. Schedule 5.8 will be updated at the Closing to reflect any consents required for the assignment of any Assumed Contracts entered into after the date of this Agreement.

        5.9.    Product Liability.    Except as set forth on Schedule 5.9, no Person has asserted any Product Liability Claim against any Seller Entity with respect to the Seller Product Lines and, to Seller's

Knowledge, no such claims are threatened. Schedule 5.9 sets forth the pending, adjudicated and settled product liability and third party personal injury claims with respect to the Seller Product Lines.

        5.10.    Regulatory Matters.

          5.10.1. Except where noncompliance would not result in a Material Adverse Effect, (i) the Seller Entities are in compliance with all Laws with respect to the manufacture, sale, labeling, storing, testing, distribution, promotion and marketing of the Products, and (ii) the Seller Entities have all permits, approvals, registrations, licenses or the like necessary pursuant to the requirements of any Governmental or Regulatory Authority having jurisdiction over Seller Entities to conduct their business and relating to the manufacture, sale, labeling, storing, testing, distribution, promotion and marketing of the Products. Seller Entities have previously delivered or made available to Buyer an index of all applications, approvals, registrations, licenses or the like obtained by Seller Entities from any Governmental or Regulatory Authority.

          5.10.2. Seller Entities have made available to Buyer all written communications and oral communications to the extent reduced to written or other tangible form between any Seller and any Governmental or Regulatory Authority from the date each NDA was initially filed through the date hereof with respect to the Product Lines.

          5.10.3. Seller Entities have not made any material false statements on, or omissions from, the applications, approvals, reports and other submissions to any Governmental or Regulatory Authority prepared or maintained to comply with the requirements thereof relating to the Products.

          5.10.4. Seller Entities have not received any notification, written or oral, that remains unresolved, from any Governmental or Regulatory Authority indicating that any Products are misbranded or adulterated as defined in the U.S. Food, Drug & Cosmetic Act, 21 U.S.C. 321, et seq., as amended, and the rules and regulations promulgated thereunder or any similar law.

          5.10.5. No Products have been recalled, suspended or discontinued as a result of any action by any Governmental or Regulatory Authority or, to the Knowledge of Seller Entities, any licensee, distributor or marketer of the Products.

        5.11.    Events Subsequent to Most Recent Fiscal Year End.    Except as set forth in the Disclosure Schedule, since the most recent fiscal year end of Seller:

          5.11.1. Seller Entities have not issued an invoice to any third party prior to the delivery of the Products to which such invoice relates;

          5.11.2. Seller Entities have not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Licensed Intellectual Property;

          5.11.3. Seller Entities have not failed to take any action necessary to maintain, renew, or protect any patents included in the Licensed Intellectual Property;

          5.11.4. There has not been any material change in the pricing policies used by Seller relating to its business related to the Products; and

          5.11.5. Seller has not committed to do any of the foregoing.

        5.12.    Undisclosed Liabilities.    To each Seller's knowledge, Seller Entities do not have any liability relating to the business of the Seller Product Lines or the Purchased Assets for which Buyer will become liable as a result of the transactions contemplated hereby other than the Assumed Liabilities.

        5.13.    Intellectual Property.

          5.13.1. Seller Entities own all right, title and interest in and to, or have the present and valid right pursuant to an effective contract, to use all Intellectual Property necessary to make, use and sell the Products in accordance with the current operation of the business relating thereto. The Intellectual Property purchased pursuant to this Agreement and licensed pursuant to the License Agreement (collectively, the "Business Intellectual Property"), together with the Manufacturing Intellectual Property (as defined in the Supply Agreement) constitutes all of the Intellectual Property necessary to the manufacture, sale, labeling, storing, testing, distribution, promotion and marketing of the Products as currently conducted by the Seller Entities. Each item of Business Intellectual Property that is licensed pursuant to the License Agreement will be available for use by Buyer on the terms of the License Agreement, immediately subsequent to the Closing. The conduct of the business of Seller with respect to the Products has not infringed and, to the Knowledge of Seller, as of the Closing Date, will not infringe any Intellectual Property rights (which, with respect to patents, shall only include currently issued patents) of any third parties, and Seller has received no charge, complaint, claim, demand, or notice alleging any such infringement. To Seller's Knowledge there is no pending paragraph IV certification under the Drug Price Competition and Patent Term Restoration Act (Hatch-Waxman Act) applicable to the Products or any generic manufacturer presently manufacturing a Fortamet Generic Product or Altoprev Generic Product.

          5.13.2. Schedule 5.13.2 identifies (A) each patent or registration which has been issued to Seller Entities with respect to any of the Business Intellectual Property and each pending patent application or application for registration which Seller Entities have made with respect to any of the Business Intellectual Property (collectively, the "Registered Business Intellectual Property"), and (B) each license, sublicense, agreement, or other permission which Seller Entities have granted to any third party with respect to any of the Business Intellectual property (together with any exceptions). Seller Entities have made available to Buyer correct and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Registered Business Intellectual Property:

          (a)   Seller Entities owns and possess all right, title, and interest in and to the item, free and clear of any lien, encumbrance, license, third party right or other restriction or limitation regarding use or disclosure;

          (b)   the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

          (c)   each such item is valid and enforceable and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

          (d)   no loss or expiration of the item is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Seller Entities, including without limitation, a failure by Seller Entities to pay any required maintenance fees).

          5.13.3. Seller Entities do not license any Intellectual Property that any third party owns which Seller Entities utilizes to make, use or sell the Seller Product Lines.

        5.14.    No Broker.    Except as set forth on Schedule 5.14, Seller has not engaged any broker or any other Person who would be entitled to any brokerage fee or commission from Buyer in respect of the execution and delivery of this Agreement, the Other Agreements, or the consummation of the transactions contemplated hereby and thereby.

BUYER IS ACQUIRING THE PURCHASED ASSETS AND ENTERING INTO OTHER TRANSACTIONS CONTEMPLATED HEREBY WITHOUT ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER IMPLIED WARRANTIES WHATSOEVER. BUYER ACKNOWLEDGES AND AGREES THAT NO SELLER ENTITY, IT AFFILIATES NOR ANY OF THEIR REPRESENTATIVES HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED THAT IS NOT EXPLICITLY SET FORTH IN THE AGREEMENT AND THE OTHER AGREEMENTS.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to the Seller Entities as follows:

        6.1.    Organization.    Buyer is a corporation duly organized and validly existing in good standing under the Laws of the State of Delaware, duly qualified to transact business as a foreign corporation in all jurisdictions except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on Buyer, and with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

        6.2.    Due Authorization.    Buyer has full corporate power and authority to execute, deliver and perform this Agreement and the Other Agreements to which it is a party and the execution and delivery of this Agreement and the Other Agreements to which it is a party and the performance of all obligations hereunder and thereunder has been duly authorized by Buyer. The signing, delivery and performance of this Agreement and the Other Agreements to which it is a party by Buyer is not prohibited or limited by, and will not result in the breach of or a default under, any provision of the Certificate of Incorporation or By-Laws of Buyer or of any order, writ, injunction or decree of any court or governmental instrumentality. This Agreement has been, and on the Closing Date and the Other Agreements to which it is a party will have been, duly executed and delivered by Buyer and constitutes, or, in the case of the Other Agreements to which it is a party will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms except as enforceability may be limited or affected by the principles and Laws of equity or applicable bankruptcy, insolvency, moratorium, reorganization or other Laws of general application relating to or affecting creditors' rights generally.

        6.3.    Consents.    Except as required by the HSR Act, no notice to, filing with, authorization of, exemption by, or consent of, any Person or public or governmental authority is required for Buyer to consummate the transactions contemplated hereby.

        6.4.    Litigation.    There is no litigation, proceeding or claim pending or, to the knowledge of Buyer, threatened relating to or affecting Buyer's ability to purchase or operate the Purchased Assets or assume the Assumed Liabilities relating thereto.

        6.5.    No Contemplated Sales.    Neither Buyer nor any Affiliate or representative of Buyer has any agreements as of the date hereof relating to the sale or other disposition of all or substantially all of the Purchased Assets following the Closing, other than in the ordinary course of business.

        6.6.    No Broker.    Buyer has not engaged any broker or any other Person who would be entitled to any brokerage fee or commission from any Seller Entity in respect of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        6.7.    Sufficient Funds.    Buyer has sufficient funds available to affect the purchase and license by Buyer hereunder.

        6.8.    Marketing Plan.    Attached as Schedule 6.8 is Buyer's business plan (the "Business Plan") for the Seller Product Lines, including but not limited to Buyer's marketing/sales plan, production plan, launch plan samples and product plan.

ARTICLE 7.

PRE-CLOSING COVENANTS OF SELLER AND BUYER

        7.1.    Corporate and Other Actions.    Each of Seller and Buyer shall take all necessary corporate action required to fulfill its obligations under this Agreement and the Other Agreements and the transactions contemplated hereby and thereby.

        7.2.    Consents and Approvals.    Each of Seller and Buyer shall use its commercially reasonable efforts to obtain all necessary consents and approvals to the performance of its obligations under this Agreement and the Other Agreements and the transactions contemplated hereby and thereby. Each of Seller and Buyer shall make all filings, applications, statements and reports to all Federal or state government agencies or entities which are required to be made prior to the Closing Date by or on behalf of Seller or Buyer pursuant to any applicable statute, rule or regulation in connection with this Agreement and the Other Agreements and the transactions contemplated hereby and thereby.

        7.3.    Competition Law Filings.    Each of Buyer and Seller shall promptly prepare and file (a) the notification and report form required under the HSR Act, and regulations promulgated thereunder, if applicable, and any further filings pursuant thereto as may be necessary and (b) under other filings required under any other applicable competition Laws.

        7.4.    Access to Information.    Seller will permit representatives of Buyer from and after the date hereof up to the Closing Date to have access at all reasonable times to the books, accounts, and records pertaining to the Purchased Assets, and will furnish Buyer with such financial and operating data concerning the Purchased Assets as Buyer shall from time to time reasonably request, subject to the confidentiality restrictions contained in this Agreement and in the Confidentiality Agreement.

        7.5.    Operations of the Business prior to Closing.    Subsequent to the date hereof and prior to the Closing Date, Seller will continue to conduct the business of the Seller Product Lines in substantially the same manner as heretofore conducted and engage in business in the usual and normal course. Without limiting the generality of the foregoing, Schedule 7.5 shall apply as specified therein for excessive sales of Fortamet between signing and Closing.

        7.6.    Notification of Customers.    Buyer shall notify the customers of the Products that (i) Buyer has acquired, and Seller Entities have transferred, the right to distribute, promote, market, use and sell the Products, and (ii) that all customer orders for Products received by Seller Entities but not fulfilled as of the Closing Date will be transferred to Buyer and that customers shall thereafter remit order payments for Products sold after Closing to Buyer. Seller shall provide Buyer at the Closing with all purchase orders, sales orders and other similar agreements for the purchase of Products that have been entered into by the Seller Entities after the date of this Agreement and prior to the Closing Date, including those which would otherwise have been required to be listed on Schedule 2.3.1. Following Closing, Seller Entities shall transfer to Buyer any customer order for the Products that Seller Entities or any of their Affiliates receives promptly after receipt of such order.

        7.7.    Notice of Developments.    Each party shall give prompt written notice to the other party of any development causing any of its or their own representations and warranties in Article 5 and Article 6 above to become untrue or incomplete. No disclosure by any party pursuant to this Section 7.7 shall be deemed to amend or supplement the Disclosure Schedule for purposes of determining whether the representations and warranties herein have been breached when determining compliance with the Closing conditions in Article 8. All disclosures by any party pursuant to this Section 7.7 shall be deemed to amend and supplement the Disclosure Schedule when determining whether a party is entitled to indemnification pursuant to Article 10 (as if such disclosure had been included in the Disclosure Schedule on the date hereof).

ARTICLE 8.

CONDITIONS

        8.1.    Conditions to Obligations of Seller.    The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to Closing of the following conditions (any one or more of which may be waived in whole or in part by Seller):

          8.1.1. Performance of Agreements and Conditions.  All agreements and conditions to be performed and satisfied by Buyer hereunder on or prior to the Closing Date shall have been duly performed and satisfied in all material respects, and there shall be delivered to Seller on the Closing Date a certificate, in form and substance reasonably satisfactory to Seller and its counsel, duly signed by an officer of Buyer, to that effect.

          8.1.2. Representations and Warranties True.  The representations and warranties of Buyer contained in this Agreement shall be true in all material respects, except for such representations and warranties of Buyer contained in this Agreement as are qualified by reference to materiality, in which case such representations and warranties shall be true and correct in all respects on and as of the Closing Date, with the same effect as though made on and as of the Closing Date, and there shall be delivered to Seller on the Closing Date a certificate, in form and substance reasonably satisfactory to Seller and its counsel duly signed by an officer of Buyer, to that effect.

          8.1.3. Payment of Purchase Price.  Buyer shall have paid the Closing Payment and assumed the Assumed Liabilities as provided in Section 4.2.2.

          8.1.4. Consents.  The parties shall have received (a) all material governmental consents and approvals necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the expiration or termination of any applicable waiting period under the HSR Act without action by the Justice Department or the Federal Trade Commission to prevent consummation of this Agreement and (b) the additional consents set forth on Schedule 8.1.4 attached hereto.

          8.1.5. No Court Order.  No court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains, or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

        8.2.    Conditions to Obligations of Buyer.    The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by Buyer):

          8.2.1. Performance of Agreements and Covenants.  Except where failure to perform or satisfy any agreement or condition would not have a Material Adverse Effect, all agreements and conditions to be performed and satisfied by Seller Entities hereunder on or prior to the Closing Date shall have been duly performed and satisfied in all respects and there shall be delivered by Seller Entities on the Closing Date a certificate, in form and substance reasonably satisfactory to Buyer and its counsel, duly signed by an officer of Seller Entities, to that effect.

          8.2.2. Representations and Warranties True.  The representations and warranties of Seller Entities contained in this Agreement shall be true and correct in all material respects, except for such representations and warranties of Seller Entities contained in this Agreement as are qualified by reference to materiality, in which case such representations and warranties shall be true and correct in all respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date and there shall be delivered by Seller Entities on the Closing Date a certificate, in form and substance reasonably satisfactory to Buyer and its counsel, duly signed by an officer of Seller Entities, to that effect.

          8.2.3. Consents.  The parties shall have received all material governmental consents and approvals necessary to consummate the transactions contemplated by this Agreement and the Other Agreements, including, without limitation, the expiration or termination of any applicable waiting period under the HSR Act without action by the Justice Department or the Federal Trade Commission to prevent consummation of this Agreement.

          8.2.4. No Court Order.  No court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains, or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement or the Other Agreements.

          8.2.5. Generic Product.  If prior to closing (i) Seller receives notice with respect to either Product that a third party has filed an Abbreviated New Drug Application with the Food and Drug Administration, together with a certification under Section 505(b)(2)(A)(iv) of the Federal Food and Drug and Cosmetic Act, as amended (the "FFDC Act"), and (ii) Seller has not instituted a responsive action under the FFDC Act, and (iii) the time period to institute such an action has expired, then Buyer shall not be required to close and may terminate this Agreement with no further liability. To the extent Seller has instituted an action as described above, following Closing, Buyer shall indemnify and hold harmless Seller for any and all damages, losses, costs and expenses (including reasonable attorneys' fees) incurred, directly or indirectly, by Seller resulting from any such action.

ARTICLE 9.

POST-CLOSING COVENANTS

        9.1.    Retained Products; Non-Competition.

          9.1.1. Generic.  Seller retains the exclusive rights to manufacture, market, sell, and distribute the Products as an authorized Altoprev Generic Product or Fortamet Generic Product in any country in the world, provided such Product is not sold without Purchaser's consent prior to the launch of an Altoprev Generic Product or Fortamet Generic Product, as applicable, by any other Person in the relevant country. Following Closing, Buyer shall not, and shall not directly or indirectly authorize or assist any Person other than Seller to, develop, manufacture, market or sell any non-branded or generic version of Fortamet or Altoprev. Seller shall not, and shall not directly or indirectly, authorize or assist any Person other than Buyer, to file an ANDA for the approval of an Altoprev Generic Product or a Fortamet Generic Product without Buyer's prior written consent, which may be withheld in Buyer's sole discretion. Upon the first to occur of: (i) the consent of Buyer to introduce an Altroprev Generic Product or Fortamet Generic Product, as applicable, or (ii) the launch by a third party of an Altoprev Generic Product or Fortamet Generic Product, then Seller will have the right to sell the applicable generic product in the same dosages as marketed by the third party, under a generic label, pursuant to the financial terms and conditions set forth in Schedule 9.1.1 in the relevant country.

          9.1.2. Right of First Negotiation.  In the event that Seller elects to develop any new branded metformin product in a greater than a 1000mg dosage, then Buyer shall have a right of first negotiation to enter into an agreement with Seller (a "Development Agreement") for the development, submission of a new NDA, manufacture, marketing and sale of such product. Seller shall be entitled to enter into a Development Agreement with another party if the Buyer and Seller do not agree after good faith negotiations on terms for a Development Agreement within 45 days of the commencement of negotiations.

          9.1.3. Over the Counter.  In the event that either Product is approved for over the counter sale, Seller will have the right to commercialize an over the counter version of such Product, subject to agreement between the parties as to the commercialization terms.

          9.1.4. Extensions.  If requested by Buyer, Seller will reasonably consider developing and/or manufacturing extension products to either of the Products, excluding products covered by the Takeda Arrangement and products within the Alzheimer Field of Use but including other potential combination products. Seller will in no event have any liability for failure to agree to develop or manufacture any extension product.

          9.1.5. Fortamet.  Notwithstanding anything herein to the contrary, Buyer acknowledges that the Seller Entities retain all rights to develop, manufacture, market and sell products pursuant to the Takeda Arrangement, including products that involve the combination of Fortamet with glitazone, glitazaar compounds and other insulin sensitizers ("Compound Products"). Following Closing, Buyer shall not, and shall not directly or indirectly authorize or assist any Person other than Seller to, develop, manufacture, market or sell any product that involves the combination of Fortamet with a glitazone or glitazaar compound or any other insulin sensitizer.

          9.1.6. Regulatory Information.  The Buyer hereby acknowledges the Seller Entities retain ownership of, as well as the right to rely on, reference, copy and use the Regulatory Information and Buyer shall reasonably cooperate with Seller for the purpose of obtaining governmental approvals anywhere in the world (i) with respect to Fortamet as necessary or desirable for the manufacture, marketing or sale of Compound Products, (ii) with respect to Compound Products, (iii) with respect to the development, manufacture, marketing and sale of Authorized Generics and (iv) with respect to the development, manufacture, marketing and sale of OTC Products. Notwithstanding the foregoing, in the event Seller registers a Product for sale outside of the United States, Buyer shall retain the exclusive right to market such Product in such country.

          9.1.7. Branded Products.  For a period beginning on the date hereof and ending on the earlier of (i) ten (10) years following Closing and (ii) the expiration of the patents included in Licensed Intellectual Property applicable to the relevant Product, the Seller Entities shall not, and shall not directly or indirectly authorize or assist any Person other than Buyer to, develop or manufacture any prescription branded lovastatin or metformin product, as applicable. Notwithstanding the foregoing, upon a Change of Control, this Section 9.1.7 shall: (i) if such acquiring entity was engaged in the bona fide development or sale of branded lovastatin products prior to the Company entering into the Agreement resulting in the Change of Control, terminate as to branded lovastatin products, and (ii) if such acquiring entity was engaged in the bona fide development or sale of branded metformin products prior to Company's entering into the Agreement resulting in the Change of Control, terminate as to branded metformin products. If such acquiring entity was engaged neither in the bona fide development or sale of branded lovastatin products or metformin products, this provision shall remain in full force and effect.

          9.1.8. Invalidity of Unenforceability.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.1 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the term within which the judgment may be appealable.

        9.2.    Availability of Records.    Buyer, on the one hand, and Seller Entities, on the other hand, shall provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for taxes. The party requesting assistance hereunder shall reimburse the party whose assistance is requested for the reasonable out-of-pocket expenses incurred by it in providing such assistance.

        9.3.    Intellectual Property Matters.

          (a)   Buyer shall not use or permit its distributors or any other Person to use the name "Andrx", "Altocor" or any other corporate, trade or service marks or names owned or used by Seller or its Affiliates, unless such marks or names are specifically included in the Purchased Assets. Buyer admits the validity of, and agrees not to challenge any of the trademarks, trade names or service marks of Seller or its Affiliates. Buyer shall not use the name "Andrx" or any other corporate, trade or service marks or names owned or used by Seller or its Affiliates, or any part thereof, as part of its corporate name, nor use any name or make confusingly similar to any trademarks, trade names or service marks of Seller or its Affiliates.

          (b)   Seller shall not use or permit its distributors or any other Person to use the name "Altoprev", "Fortamet" or any other corporate, trade or service marks or names owned or used by Buyer or its Affiliates, except to the extent contemplated by the Supply Agreement. Seller Entities admit the validity of, and agree not to challenge any of the trademarks, trade names or service marks of Buyer or its Affiliates.

        9.4.    Further Assurances.    Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at either party's request and without further consideration, the applicable party shall execute and deliver to the requesting party such instruments and documents as are reasonably required to evidence or make effective the transactions and agreements contemplated hereby.

        9.5.    Remedies.    The parties agree and acknowledge that any breach of this Article 9 will cause irreparable damage to the parties and upon breach of this Article 9, the non-breaching party shall be entitled to injunctive relief, specific performance or other equitable relief; provided, however, that, this shall in no way limit any other remedies which the parties may have (including, without limitation, the right to seek monetary damages).

        9.6.    Marketing of Products.    For a period of 12 months from the Closing, Buyer shall comply with the marketing, detailing and reporting obligations described in the Business Plan, provided that Buyer shall not have any responsibility for noncompliance with the Business Plan to the extent arising from (i) Seller's breach of any obligations under this Agreement or the Other Agreements or (ii) any Force Majeure Event.

        9.7.    Takeda Amendment.    Seller shall not amend or permit the amendment or modification of the Takeda Arrangment in a manner that would adversely affect or otherwise diminish, directly or indirectly, the rights of Buyer pursuant to this Agreement and the Other Agreements.

        9.8.    Litigation Support.    In the event and for so long as any party actively is contesting or defending against any proceeding in connection with (i) any transaction contemplated under this Agreement or any other transaction document, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the business, the other Party will reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefore under Article 10 below).

        9.9.    Employment of Select Employees by Buyer.

          9.9.1. Buyer is not obligated to hire any employees of Seller Entities but may interview select employees associated with the Products as expressly permitted by Seller Entities ("Select Employees"). Buyer shall provide Seller Entities at Closing with a list of Select Employees to whom it has made an offer of employment that has been accepted to be effective on the closing Date (the "Hired Select Employees"). Effective immediately before the Closing, Seller Entities will terminate the employment of all of the Hired Select Employees.

          9.9.2. It is understood and agreed that Buyer has no obligation to extend offers of employment with any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, which may be "at-will." Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Select Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

          9.9.3. The Confidentiality Agreement shall be deemed waived to the extent necessary for Buyer to exercise its rights under this Section 9.9.

        9.10. Seller Entities shall be responsible for (i) the payment of all wages and other remuneration due to Hired Select Employees with respect to their services as employees of Seller Entities through the close of business on the Closing Date; (ii) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (iii) any and all other payments to employees required by Law.

ARTICLE 10.

INDEMNIFICATION AND SURVIVAL

        10.1.    Indemnification by Seller Entities.

          10.1.1. Seller Entities Indemnity.  To the extent set forth in this Section 10.1, the Seller Entities shall, jointly and severally, defend, indemnify and hold harmless Buyer and its officers, directors, employees, and agents for all debts, obligations, monetary damages, fines, fees, penalties, losses, costs, deficiencies sand expenses (including, without limitation, reasonable attorneys' fees, but not including any loss of profits, diminution in value, or indirect, special, exemplary, consequential, incidental or punitive damages, except in the event of willful misconduct or fraud) (individually, a "Loss" and collectively "Losses") which are caused by (i) any breach of any of (x) the representations and warranties of Seller set forth in this Agreement, or (y) the representations, warranties, covenants or agreements of Seller under the Supply Agreement (other than Sections 2.4.1, 2.4.3, 2.4.6, 7.6 and 7.7), the Quality Assurance Agreement or the License Agreement, (ii) any breach of the covenants and agreements of Seller set forth in this Agreement, and (iii) the Excluded Liabilities.

          10.1.2. Limitations on Seller's Indemnity.

          (a)   Seller Entities shall not be liable for a Loss covered under Section 10.1.1(i) until the aggregate of all Losses for which Seller Entities are liable are in excess of $1,000,000 (the "Basket"), in which event Buyer shall be entitled to assert a claim for the amount of all Losses (including any losses relating back to "dollar one" of such Losses) subject to the indemnification limit set forth in Section 10.1.2(b).

          (b)   Seller Entities aggregate liability pursuant to Section 10.1.2(a) above shall not exceed 25% of the sum of the Fortamet Amount plus the Altoprev Amount actually paid (net of any amount required to be refunded pursuant to Section 3.2.3), plus the cumulative amount of Royalties received by Seller (the "Indemnity Cap").

          (c)   The limitations set forth in subsections (a) and (b) of this Section 10.1.2 shall not be applicable to any losses covered under Section 10.1.1(ii) or (iii) above, or in the case of willful misconduct or fraud.

          10.1.3. Buyer Notice of Claims.  Buyer shall promptly notify Seller in writing of all matters which may give rise to the right to indemnification hereunder. Buyer shall not admit any liability with respect to, or settle, compromise or discharge any such matter covered by this Section 10.1 without Seller's prior written consent (which will not be unreasonably withheld). Seller shall have the right, with the consent of Buyer which shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled, and to defend (without the consent of Buyer) through counsel of its own choosing, at its own expense, any action which may be brought by a third party in connection therewith, provided, however, that Buyer shall have the right to have its counsel participate in such defense at its own expense, and provided, that it shall be deemed unreasonable to withhold consent if: (i) there is no finding or admission of any violation of Law or any violation of the rights of any Person, (ii) the sole relief provided is monetary damages that are paid in full by the Seller, and (iii) Buyer shall have no liability with respect to any compromise or settlement of such matter. Buyer and Seller shall keep each other informed of all settlement negotiations with third parties and of the progress of any litigation with third parties. Buyer and Seller shall permit each other reasonable access to books and records and otherwise cooperate with all reasonable requests of each other in connection with any indemnifiable matter resulting from a claim by a third party.

        10.2.    Indemnification by Buyer.    Buyer agrees to indemnify and hold harmless Seller for all Losses which are caused by (i) any breach of any of (x) the representations and warranties of Buyer set forth in this Agreement, or (y) the representations, warranties, covenants or agreements of Buyer under the Supply Agreement, the Quality Assurance Agreement or the License Agreement, (ii) any Buyer Product Liability Claims or (iii) any Assumed Liability.

        10.3.    Seller Notice of Claims.    Seller shall promptly notify Buyer in writing of all matters which may give rise to the right to indemnification hereunder. Seller shall not admit any liability with respect to, or settle, compromise or discharge any such matter covered by this Section 10.3 without Buyer's prior written consent (which will not be unreasonably withheld). Buyer shall have the right, with the consent of Seller, which shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled, and to defend (without the consent of Seller) through counsel of its own choosing, at its own expense, any action which may be brought by a third party in connection therewith; provided, however, that Seller shall have the right to have its counsel participate fully in such defense at its own expense, and provided, that it shall be deemed unreasonable to withhold consent if: (i) there is no finding or admission of any violation of Law or any violation of the rights of any Person, (ii) the sole relief provided is monetary damages that are paid in full by the Buyer, and (iii) Seller shall have no liability with respect to any compromise or settlement of such matter. Buyer and Seller shall keep each other informed of all settlement negotiations with third parties. Buyer and Seller shall permit each other reasonable access to books and records and otherwise cooperate with all reasonable requests of each other in connection with any indemnifiable matter resulting from a claim by a third party.

        10.4.    Survival.    The representations and warranties of Seller contained in Articles 5 and 6 shall survive the Closing for a period of 18 months at which time they shall expire except for claims previously made in writing with respect to breaches of such representations and warranties; provided, however that the representations and warranties of Seller contained in Sections 5.1, 5.2 and 5.3 shall survive the Closing without limitation as to time. No claim may be made based upon an alleged breach of any of such representations or warranties whether for indemnification in respect thereof or otherwise, unless written notice of such claim, in reasonable detail, is given to Buyer or to Seller, as the case may be, within said period following the Closing.

        10.5.    Set-Off.    Buyer shall have the right to set-off all or any part of Losses it has actually suffered and with respect to which it is entitled to indemnification, subject to the Basket and the Indemnity Cap as well as the survival periods and other limits and conditions applicable to indemnification herein, pursuant to this Section (in lieu of seeking any indemnification to which it is entitled) from and against any Royalties due to Seller. Buyer shall notify Seller Entities at any time that Buyer is making a reduction of any such amount in accordance with this Article 10 and provide the Seller Entities with a reasonably detailed summary of the basis for the reduction as well as reasonable evidence supporting Buyer's rights to indemnification and all other information as Seller shall reasonably request. To the extent Buyer deducts any amount from the Royalties pursuant to this Section 10.5 for which it is not entitled to be indemnified in accordance with this Agreement, Buyer shall pay such amounts to Seller together with interest at an annual rate equal to the Prime Rate on the date the Royalty was otherwise due plus 4% upon resolution of any dispute related to Buyer's claim.

        10.6.    Exclusive Remedy.    The rights and remedies set forth in this Article 10 shall constitute the sole and exclusive rights and remedies of either party with respect to this Agreement; provided, that nothing contained in this Section shall be deemed to restrict a party from seeking specific performance, an injunction or other equitable relief to enforce the terms and conditions hereof, nor shall the foregoing limitation apply in the case of fraud or other willful breach by a party to this Agreement.

        10.7.    Net Losses and Subrogation.

          (a)   Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by a Person entitled to indemnification hereunder (an "Indemnified Person") shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Person (or any of its Affiliates) with respect to such Losses reduced to the extent of any actual increase in insurance premiums arising from the insurer's payment with respect to such Losses, (ii) any Tax benefit realized by the Indemnified Person (or any of its Affiliates) arising from the facts or circumstances giving rise to such Losses and realized by the Indemnified Person, and (iii) any recoveries obtained by the Indemnified Person (or any of its Affiliates) from any other third party. Each Indemnified Person shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries where commercially reasonable to do so. If any such proceeds, benefits or recoveries are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after an Indemnified Person with respect thereto, the Indemnified Person (or such Affiliate) shall pay to the person providing the indemnification (the "Indemnifying Person") the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnifying Person's payment). Any Tax benefit realized by the Indemnified Person pursuant hereto shall be calculated based on the highest marginal federal and state tax rate for Buyer or Seller Entities, as applicable, and assuming that the Tax benefit can be fully utilized, either currently or in a carryback. Any Tax benefit derived from depreciation or amortization shall be based on the present value of the Tax benefit computed using the prime lending rate of Citibank at the time of computation of the indemnity at issue.

          (b)   Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person will, to the extent of such payment, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any third party in respect of the Losses to which such payment relates. Such Indemnified Person (and its Affiliates) and Indemnifying Person will execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

ARTICLE 11.

TERMINATION

        11.1.    Termination of Agreement.    This Agreement may be terminated at any time prior to the Closing Date (a) with the mutual consent of Buyer and Seller, or (b) by either Buyer or Seller if the other party breaches a representation, warranty, covenant or other obligation hereunder and fails to cure such breach within five Business Days of receiving notice thereof.

        11.2.    Termination for Passage of Time.    Either party may terminate this Agreement if the terminating party is not in breach, upon notice to the other party if each of the conditions set forth in Sections 8.1 and 8.2 shall not have been satisfied or waived on or before May 15, 2005, or such later date as shall have been agreed to by the parties hereto.

        11.3.    Continuing Confidentiality.    If this Agreement shall be terminated as herein set forth, the parties agrees that they will remain obligated under, and will comply with, the provisions of Section 12.3.

        11.4.    Effect of Termination.    Except as set forth in Section 11.1(a), no termination in accordance herewith shall limit the rights and remedies of either party hereunder with respect to any willful breach or fraud by the other party of any representation, warranty, covenant or agreement contained herein. Upon termination, neither party shall have any further liabilities or obligations under this Agreement except in the event of a willful breach, in which case the party in breach shall be responsible to the other party for all out of pocket fees and expenses paid to professional advisors in connection with this Agreement. The remedy set forth in the preceding sentence shall be the sole and exclusive monetary remedy of the parties upon termination of this Agreement. Nothing herein shall limit either party's right to injunctive relief, specific performance or other equitable remedy.

ARTICLE 12.

MISCELLANEOUS

        12.1.    Assignment.    This Agreement shall not be assignable (directly or indirectly by change of ownership, operation of Law or otherwise) by either party without the written consent of the other party.

        12.2.    No Press Release Without Consent.    No press release related to this Agreement or the transactions contemplated herein, or other announcement to the employees, customers or suppliers of Seller will be issued without the joint approval of Seller and Buyer, except any public disclosure which Seller or Buyer in its good faith judgment believes is required by Law or by the rules of any stock exchange on which its securities are listed (in which case the party making the disclosure will use its commercially reasonable efforts to consult with the other party prior to making any such disclosure).

        12.3.    Confidentiality.    Except as required by Law, all information related to the Seller Product Lines shall be maintained in strict confidence by both parties and their employees, and in the event that this Agreement is terminated, all written materials relating thereto shall be returned to Seller or destroyed and Buyer shall deliver an officer's certificate to Seller certifying as to such return or destruction. In such event, Buyer and its employees, advisors and agent shall make no further use of such information whatsoever.

        12.4.    Expenses.    Each party shall bear its own expenses with respect to the transactions contemplated by this Agreement; provided, however, that any sales, transfer, use or other Tax (including excise Tax on inventory) or recording cost incurred upon the sale or transfer of the Purchased Assets or the license of the Licensed Intellectual Property shall be paid by Seller to the applicable Person.

        12.5.    Severability.    Each of the provisions contained in this Agreement shall be severable, and the unenforceability of one shall not affect the enforceability of any others or of the remainder of this Agreement.

        12.6.    Entire Agreement.    This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the parties hereto. This Agreement, the Confidentiality Agreement and the Other Agreements contain the entire agreement of the parties hereto with respect to the transactions covered hereby, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof.

        12.7.    No Third Party Beneficiaries.    This Agreement is solely for the benefit of the parties hereto and their respective affiliates and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

        12.8.    Waiver.    The failure of any party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

        12.9.    Governing Law.    This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York without regard to the conflicts of laws provisions thereof.

        12.10.    Headings.    The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

        12.11.    Counterparts.    More than one counterpart of this Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original.

        12.12.    Choice of Forum.    Buyer and Seller agree that any suit, action or proceeding brought by either party against the other party to this Agreement in connection with or arising out of this Agreement shall be brought solely in the federal and state courts sitting in New York New York. Each party consents to the jurisdiction and venue of such courts. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION OF THIS AGREEMENT.

        12.13.    Further Documents.    Each of Buyer and Seller will, at the request of another party, execute and deliver to such other party all such further instruments, assignments, assurances and other documents as such other party may reasonably request in connection with the consummation of the transactions contemplated hereby.

        12.14.    Notices.    All communications, notices and consents provided for herein shall be in writing and be given in person or by means of facsimile transmission (with request for assurance of receipt in a manner typical with respect to communications of that type) or by mail, and shall become effective (i) on delivery if given in person, (ii) on the date of transmission if sent by facsimile, or (iii) four Business Days after being deposited in the United States mails, with proper postage and documentation, for first-class registered or certified mail, prepaid.

  Notices shall be addressed as follows:

  If to Buyer, to:

  First Horizon Pharmaceutical Corporation
  6195 Shiloh Rd.
  Alpharetta, Georgia 30005
  Attn: Leslie Zacks
  Facsimile:

  with copies to:

  Hunton & Williams LLP
  Bank of America Plaza
  600 Peachtree St. NE, Suite 4100
  Atlanta, Georgia 30308
  Attention: Tinley Anderson
  Facsimile: (404) 602-9005

  If to Seller, to:

  Andrx Labs, LLC
  8151 Peters Road, 4th Floor
  Plantation, Florida 33324
  Attn: Scott Lodin, Esq.
  Executive Vice President and General Counsel
  Facsimile:

  with copies to:

  McDermott Will & Emery LLP
  227 West Monroe Street
  Chicago, Illinois 60606
  Attention: Scott Williams
  Facsimile: (312) 984-7700

provided, however, that if any party shall have designated a different address by notice to the others, then to the last address so designated.

        12.15.    Schedules.    Items disclosed on any Schedule to the Agreement shall, to the extent reasonably apparent from the text of such disclosure, be deemed to be disclosed on all other Schedules hereto to which such items could reasonably be expected to apply, and the failure of Seller to list any item on more than one Schedule shall not give rise to a claim on the part of Buyer. No disclosure on any Schedule hereto shall establish materiality a threshold.

        12.16.    Construction.    The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

SIGNATURES ON FOLLOWING PAGES

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

ANDRX LABS, LLC
By:	/s/ ANGELO C. MALAHIAS Name: Angelo C. Malahias Title: Executive Vice President

ANDRX LABORATORIES, INC.
By:	/s/ ANGELO C. MALAHIAS Name: Angelo C. Malahias Title: Executive Vice President

ANDRX LABORATORIES (NJ), INC.
By:	/s/ ANGELO C. MALAHIAS Name: Angelo C. Malahias Title: Executive Vice President

ANDRX EU LTD
By:	/s/ ANGELO C. MALAHIAS Name: Angelo C. Malahias Title: Director

FIRST HORIZON PHARMACEUTICAL CORPORATION
By:	/s/ PATRICK P. FOURTEAU Name: Patrick P. Fourteau Title: CEO and President

QuickLinks

  Exhibit 10.1
AGREEMENT TO LICENSE AND PURCHASE
ARTICLE 1. DEFINITIONS
ARTICLE 2. PURCHASE AND SALE
ARTICLE 3. PURCHASE PRICE
ARTICLE 4. CLOSING
ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF THE SELLER ENTITIES
ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF BUYER
ARTICLE 7. PRE-CLOSING COVENANTS OF SELLER AND BUYER
ARTICLE 8. CONDITIONS
ARTICLE 9. POST-CLOSING COVENANTS
ARTICLE 10. INDEMNIFICATION AND SURVIVAL
ARTICLE 11. TERMINATION
ARTICLE 12. MISCELLANEOUS